As filed with the Securities and Exchange Commission on November 17, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

North American Technologies Group, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	33-0041789
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

429 Memory Lane

Marshall, Texas 75672

(Address of Principal Executive Offices) (Zip Code)

2005 Stock Option Plan

Stock Compensation Plan for Neal Kaufman dated October 6, 2006

(Full Title of the Plans)

Neal P. Kaufman, Chief Executive Officer

429 Memory Lane

Marshall, Texas 75672

(Name and Address of Agent for Service)

Telephone Number, Including Area Code, of Agent for Service: (713) 462-0303

Copy to: Rita J. Leader

Boyer & Ketchand

Nine Greenway Plaza, Ste. 3100

Houston, Texas 77046

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.001 par value	25,420,000 shares	$0.32	$8,134,400	$870.39

(1)	Pursuant to Rule 416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the benefit plan described herein and such indeterminate number of shares of common stock as may be issuable to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions which result in an increase in the number of outstanding shares of registrant’s common stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) promulgated under the Securities Act of 1933, based upon (i) the average of the high and low prices of the registrant’s common stock on November 13, 2006, on the over-the-counter Bulletin Board for the 10,485,000 shares underlying the options to be granted under the 2005 Stock Option Plan (the “Plan”) and the 420,000 shares estimated to be granted under the Stock Compensation Plan for Neal Kaufman dated October 6, 2006 and (ii) exercise prices of $0.14 for options to purchase 50,000 shares, $0.15 for options to purchase 30,000 shares, $0.17 for options to purchase 1,150,000 shares, $0.18 for options to purchase 2,700,000 shares, $0.19 for options to purchase 450,000 shares, $0.26 for options to purchase 80,000 shares, $0.30 for options to purchase 2,400,000 shares, $0.31 for options to purchase 2,300,000 shares, $0.34 for options to purchase 4,200,000 shares, $0.38 for options to purchase 655,000 shares $0.40 for options to purchase 400,000 shares, and $0.45 for options to purchase 100,000 shares underlying the options granted under the Plan.

Item 1.	PLAN INFORMATION

North American Technologies Group, Inc. (the “Company” or the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) in order to register 25,000,000 shares of common stock, $.001 par value per share (“Common Stock”), under the 2005 Stock Option Plan (the “Plan”), and 420,000 shares of Common Stock under the Stock Compensation Plan with Neal Kaufman (the “Kaufman Plan” and collectively, the “Plans”). The documents containing the information specified in Part I of the Registration Statement will be sent or given, without charge, to participants in the Plan and in the Kaufman Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), other documents required to be delivered to the participants in the Plans pursuant to Rule 428(b) promulgated by the Commission under the Securities Act or additional information about the Plans are available without charge by contacting:

Joseph B. Dorman

General Counsel

North American Technologies Group, Inc.

429 Memory Lane

Marshall, Texas 75672

(713) 462-0303

PART II

INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The documents listed below filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement:

•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005;

•	Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 26, and June 25, 2006;

•	Current Reports on Form 8-K filed January 6, May 8, May 18, June 5, September 19, September 22, October 12, and November 10, 2006; and

•	The description of the Common Stock contained in Post-Effective Amendment No. 2 to Form SB-2 filed with the Commission on July 21, 2004.

All documents and reports subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4.	DESCRIPTION OF SECURITIES

Not Applicable.

Item 5.	INTEREST OF NAMED EXPERTS AND COUNSEL

Not Applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations.

The registrant’s Bylaws include provisions to require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers the registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions. All of the registrant’s directors and officers are covered by insurance policies maintained by the registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8.	EXHIBITS

4.1	North American Technologies Group, Inc. 2005 Stock Option Plan (incorporated by reference to Appendix A to the Company’s proxy statement on Schedule 14A filed September 28, 2005).

4.2	North American Technologies Group, Inc. Stock Compensation Plan Agreement with Neal Kaufman (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 12, 2006).

5	Opinion of Boyer & Ketchand, a professional corporation

23.1	Consent of Boyer & Ketchand (included in Exhibit 5.1).

23.2	Consent of Ham, Langston & Brezina

24.1	Power of Attorney (included on the signature page hereto)

Item 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 16, 2006.

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

By:	/s/ Neal Kaufman
Neal Kaufman
Chief Executive Officer

By:	/s/ Mahesh S. Shetty
Mahesh S. Shetty
Chief Financial Officer and
Principal Accounting Officer

POWER OF ATTORNEY

Each of the undersigned whose signature appears below hereby constitutes and appoints Neal P. Kaufman and Mahesh S. Shetty, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN T. CORCIA John T. Corcia	Director	November 16, 2006

/s/ RICHARD J. GUILTINAN, JR. Richard J. Guiltinan, Jr.	Director	November 16, 2006

/s/ NEAL KAUFMAN Neal Kaufman	Director	November 16, 2006

/s/ SCOTT KAUFMAN Scott Kaufman	Director	November 16, 2006

/s/ KENNETH Z. SCOTT Kenneth Z. Scott	Director	November 16, 2006

/s/ HENRY W. SULLIVAN Henry W. Sullivan	Director	November 16, 2006

EXHIBIT INDEX

4.1	North American Technologies Group, Inc. 2005 Stock Option Plan (incorporated by reference to Appendix A to the Company’s proxy statement on Schedule 14A filed September 28, 2005).

4.2	North American Technologies Group, Inc. Stock Compensation Plan Agreement with Neal Kaufman (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 12, 2006).

5	Opinion of Boyer & Ketchand, a professional corporation

23.1	Consent of Boyer & Ketchand (included in Exhibit 5.1).

23.2	Consent of Ham, Langston & Brezina

24.1	Power of Attorney (included on the signature page hereto)